PNI Digital Media Inc.
Suite 590-425 Carrall St
Vancouver, BC Canada V6B 6E3

August 14, 2009

MAILSTOP: 4561

The United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549

PNI Digital Media Inc. (formerly known as Photochannel Networks Inc., the "Company")
Form 20-F for the Year Ended September 30, 2008
Filed on January 20, 2009
File No. 000-30148

In connection with responding to the Staff's letter of June 29, 2009, the Company hereby acknowledges that:

  the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

  Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

  the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

PNI Digital Media Inc.

"Simon Bodymore"
Name:  Simon Bodymore
Title:    Chief Financial Officer